Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

February 10, 2003

Versicor Inc.

455 South Gulph Road

King of Prussia, PA  19406

                Re:          Registration of Securities of Versicor Inc.

Ladies and Gentlemen:

In connection with the registration of up to 6,600,737 shares of Common Stock of Versicor Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Common Stock”), and additional Preferred Stock Purchase Rights pursuant to the Stockholder Rights Agreement, dated as of June 28, 2001, between the Company and American Stock Transfer & Trust Company as Rights Agent, as amended (the “Preferred Stock Purchase Rights” and, together with the Common Stock, the “Shares”), under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Versicor Inc. 2001 Stock Option Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as such counsel we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)                                  the Shares have been duly authorized by all necessary corporate action on the part of the Company;

(2)                                  when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Preferred Stock Purchase Rights will be validly issued; and

(3)                                when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Common Stock as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Common Stock by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Common Stock by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Common Stock will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP